EXHIBIT 10.26

Headquarters
Paul Clark Drive
PO Box 560
Olean, NY 14760
Phone: 716-375-3829
Fax: 716-375-2908

March 18, 2005

Mr. Leonard Anthony
7118 W. Cross Creek Trail
Brecksville, Ohio 44141

Dear Len,

This letter will further confirm details of your compensation package with Dresser-Rand for the position of Executive Vice President and Chief Financial Officer, reporting to Vince Volpe, President and CEO. Please review the letter, sign your acceptance and start date, keep a copy for yourself and return the original to me. I will begin immediate authorization of your relocation program.

The annual salary is $375,000. The annual incentive program bonus target will be 75% of base salary. The equity program is outlined to you in the LLC documents already sent, at an 8% level (800,000 profits units), entitling you to share in appreciation above a value of $4.33 per profits unit. You will receive our standard executive level relocation reimbursement program. Participation in our employee benefit program will begin on the first of the month following your start date.

Additionally, you will be eligible for one year of severance pay if you are terminated from Dresser-Rand, with the exception of termination for cause.

All offers of employment are contingent upon providing the necessary documentation to ensure compliance with the Immigration Reform and Control Act of 1986, signing company policy agreements such as our Code of Conduct, and completing a successful standard pre-employment drug screening and background check. Upon acceptance of the offer, Sue Chiapuso (716-375-3735) will be your contact to make arrangements for these procedures.

If you have any questions, please contact me directly on my cell phone at 716-378-7379, or feel free to call Vince at 716-375-3701.

Very truly yours,

Elizabeth C. Powers
Vice President, Human Resources

Cc: Vince Volpe

I accept the offer of employment from Dresser-Rand, as described above. My start date will be _ _ .
(Signature)                                   (Date)